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                                                                 Exhibit (10) FF


                                SUMMIT BANCORP.
                            EXECUTIVE SEVERANCE PLAN

                     (as Amended through October 15, 1997)

      1. PURPOSES

      The purposes of the Summit Bancorp. Executive Severance Plan (the "Plan") are (a) to enhance executive morale, (b) to enhance the ability of Summit Bancorp. (formerly known as UJB Financial Corp. and United Jersey Banks) (the "Company") to retain existing management and, if needed, to attract new executives, (c) to reward eligible executives for their valuable, dedicated service to the Company or one or more of its subsidiary corporations (each, a "Subsidiary") with reasonable compensation in the event of their termination of employment with the Company or a Subsidiary, and (d) by providing generally applicable terms of severance, to avoid the legal expense and reduce management time associated with terminations.

      2. EFFECTIVE DATE

      This amendment and restatement of the Plan is effective as of October 15, 1997 and will determine the eligibility for benefits of all executives who are selected to participate in the Plan (the "Participants") and who are terminated on or after such date.

      3. ADMINISTRATION

      The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), consisting of three or more directors having full authority to act in the matter, all of whom are Disinterested Persons. For purposes of this section, a Disinterested Person shall mean a person who, at the time action is taken, and within the one
(1) year period prior thereto, is not, and has not been, an employee of the Company.

      The Committee shall have the power to interpret and construe the Plan and other powers and duties as set forth in the Plan, and any such interpretation and construction of any provisions of this Plan shall be final. The Committee shall report any actions taken to the Board at the next meeting of the Board following such Committee action.


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      4. PARTICIPATION

      The Committee shall from time to time select the Participants from among those key executives who are determined by the Committee to be rewarded for their valuable, dedicated service to the Company or a Subsidiary. The Company shall provide each Participant with a letter (a "Participation Letter") evidencing the Participant's participation in the Plan and setting forth the payments and benefits to which the Participant may become entitled and containing such other terms, provisions and conditions not inconsistent with the Plan, including but not limited to provisions for the extension or renewal of such agreement, as shall be determined by the Committee.

      Without limiting the foregoing, it is an express condition to a Participant's entitlement to the payments of amounts and the provision of benefits provided for by paragraph 5(a) hereof that the Company receive on the Date of Termination (as hereinafter defined) a Release, Covenant Not to Sue, Non-Disclosure and Non- Solicitation Agreement executed by the Participant, or the Participant's legal representative, in the event of the death or Disability of the Participant, in the form set forth in Exhibit A to this Plan ("Release Agreement"), and that such Release Agreement be effective. The Participation Letter shall clearly set forth this requirement and provide that a Participant's participation is also conditioned on the Participant's acknowledgment of the terms of the Participation Letter by delivery to the Company of a counterpart thereof signed by the Participant to evidence such acknowledgment.

      Any purported termination of employment by the Company or a Subsidiary or by the Participant shall be communicated by written Notice of Termination to the other party. For purposes of this Plan, a "Notice of Termination" shall mean a notice given by a Participant or the Company or a Subsidiary, as the case may be, which shall indicate the specific provision of this Plan applicable to such termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for determination of any payments under this Plan. A Participant shall not be entitled to give a Notice of Termination that the Participant is terminating the Participant's employment with the Company or a Subsidiary for Good Reason (as hereinafter defined) more than six (6) months following the occurrence of the event alleged to constitute Good Reason.


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      A Participant shall cease to be a Participant in the Plan upon the earliest to occur of the Date of Termination (as hereinafter defined), the Participant's Retirement (as hereinafter defined) and the date set forth in the Participation Letter as provided therein.

      For purposes of this Plan, except as provided below, the "Date of Termination" shall mean the date specified in a Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given. The Date of Termination of a proposed Termination for Disability (as hereafter defined), shall be at least thirty (30) days after the giving of the Notice of Termination.

      If, within thirty (30) days after any Notice of Termination is given, the party who receives such Notice of Termination notifies the other party that a Dispute (as hereinafter defined) exists, the Date of Termination shall be the date on which the Dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided that the Date of Termination shall be extended by a notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such Dispute with reasonable diligence and provided further that pending the resolution of any such Dispute, the Company or a Subsidiary shall continue to pay the Participant the same Base Salary (as hereinafter defined) and to provide the Participant with the same or substantially comparable employee benefits and perquisites, including participation in the Company's or a Subsidiary's retirement plans and Savings Incentive Plan (but excluding the Incentive Bonus Plan (cash bonus plan), Incentive Stock and Option Plans, and other plans not available to employees generally), that the Participant was paid and provided in the twelve
(12) months immediately prior to the giving of the Notice of Termination. For purposes of this Plan, a Dispute shall mean (i) in the case of termination of employment of a Participant with the Company or a Subsidiary by the Company or a Subsidiary for Disability or Cause (as hereinafter defined), that the Participant challenges the existence of Disability or Cause and (ii) in the case of termination of employment of a Participant with the Company or a Subsidiary by the Participant for Good Reason, that the Company or such Subsidiary challenges the existence of Good Reason.


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      Should it ultimately be determined that a challenged termination by the
Company or a Subsidiary by reason of the Participant's Disability or for Cause was justified, or that a challenged termination by the Participant for Good Reason was not justified, then (1) the Participant shall promptly pay to the Company or a Subsidiary (as the case may be) an amount equal to all sums paid by the Company or a Subsidiary to the Participant from the date of termination specified in the Notice of Termination until final resolution of the Dispute pursuant hereto, with interest at the base rate charged from time to time by Summit Bank, New Jersey, and (2) to the extent permitted by law, no service as an employee shall be credited to the Participant for such period for pension purposes. The Participant shall not be obligated to repay to the Company or a Subsidiary the cost of providing the Participant with employee benefits and perquisites for such period (which cost for purposes of health plans means the applicable premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) unless the final judgment, order or decree of a court resolving the Dispute determines that the Participant acted in bad faith in giving a notice of Dispute.

      Should it be ultimately determined that a challenged termination by the Company or a Subsidiary by reason of the Participant's Disability or for Cause was not justified, or that a challenged termination by the Participant for Good Reason was justified, then the Participant shall be entitled to retain all sums paid to the Participant pending resolution of the Dispute and shall be entitled to receive ,in addition, the payments and other benefits provided for in paragraph 5 hereof.

      5. PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

      (a) In the event of a termination of employment of a Participant with the Company or a Subsidiary, other than a termination of employment which is (i) due to the Participant's death or Retirement; or (ii) by the Company or a Subsidiary by reason of the Participant's Disability or for Cause; or (iii) by the Participant other than for Good Reason, the Participant shall be entitled, subject to compliance with paragraph 7 hereof, as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld), until the expiration of the applicable period set forth below; to:


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      (i)   receive, promptly following the effective date of the Release
            Agreement, a lump sum cash amount equal to two (2) times the Participant's Base Salary;

      (ii) receive, promptly following the effective date of the Release Agreement, but only if the Participant participates in the Savings Investment Plan (i.e., a 401(k) plan) immediately preceding the Date of Termination, a lump sum cash amount equal to the aggregate amount of matching contributions that the Company or a Subsidiary would have been required to contribute under such plan for the account of the Participant, assuming the Participant had contributed the maximum amount allowable by law to such plan during a period of twenty-four (24) months after the Date of Termination.

      (iii) remain an active participant in all Welfare Plans (as used herein, "Welfare Plans" shall mean the medical, dental, vision, life, dependent life, personal accident, employee banking services, and educational matching gift plans of the Company or a Subsidiary in which the Participant was participating at the Date of Termination, and shall not include disability, tuition reimbursement, medical and dependent care spending plans, and business travel accident plans) with the Participant's Base Salary used as the basis for determining the level of benefits, for a period of twenty-four (24) months after the Date of Termination, but only to the extent permitted by applicable law or the terms (including terms and conditions related to the Participant's death, disability or retirement, such as changes in benefits upon retirement) of any such Welfare Plan, as interpreted by the Company; provided, however, that if employee contributions are generally required by any such plan the Participant pays to the Company or Subsidiary an amount equal to the required contribution, if any, which such plans provide are to be made by employees of status and seniority comparable to the status and seniority of the Participant at the

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            Date of Termination, which amounts shall be paid by the Participant at the time or times required by such plans for employee contributions. In the event applicable law or the terms of any such Welfare Plan do not permit continued participation by the Participant, then the Company or a Subsidiary will arrange to provide the Participant with benefits substantially similar to and no less favorable than the benefits the Participant was entitled to receive under such Welfare Plan immediately prior to the giving of the Notice of Termination for a period terminating twenty-four (24) months after the Date of Termination; provided, however, that if employee contributions are generally required by any such plan the Participant pays to the Company or Subsidiary an amount equal to the required contribution, if any, which such plans provide are to be made by employees of status and seniority comparable to the status and seniority of the Participant at the Date of Termination, which amounts shall be paid by the Participant at the time or times required by such plans for employee contributions. In lieu of continued participation in the Company or a Subsidiary's disability plans, in the event that the Participant becomes disabled during the period of participation in Welfare Plans provided for herein, as determined by approval for disability benefits under the federal Social Security program, the Company or Subsidiary shall make direct payments to the Participant commencing upon termination of participation in the Welfare Plans hereunder and under any Termination Agreement and during the continuation of such disability, as determined under the federal Social Security program, until the Participant's Normal Retirement Date (as hereinafter defined) of the amounts the Participant would have received under the Company or Subsidiary's long-term disability plan (after taking into account any offsets to income under such plan) as if the Participant had qualified for long-term disability payments under the Company or Subsidiary's long-term disability plan immediately prior to the Date of Termination. If any benefits provided hereunder are provided outside of a


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            Welfare Plan and would have been tax-exempt or tax-favored to the
            Participant if provided under a Welfare Plan, the Company or Subsidiary shall make additional payments to the Participant in reimbursement of taxes in order to put the Participant in the same after tax position as if the benefits had been provided under a Welfare Plan. In the event the Participant becomes employed with another employer and becomes eligible to receive welfare benefits under plans provided by such employer, the welfare benefits provided hereunder shall be secondary to those provided under such other plans;

      (iv) receive, promptly following the effective date of the Release Agreement, any awards previously made to the Participant under the Company's Incentive Bonus Plan or comparable plan, or any successor plan, for any year of employment prior to the year which includes the Date of Termination, payment of which had not been made prior to the Date of Termination, and any accrued vacation or other paid time off;

      (v) receive, promptly following the effective date of the Release Agreement, a lump sum cash amount equal to two (2) times the Participant's Bonus Amount (as hereinafter defined);

      (vi) receive "Special Retirement Benefits" as provided herein, so that the total retirement benefits the Participant receives from the Company will approximate the total retirement benefits the Participant would have received under all defined benefit retirement plans (which may include non- qualified, supplemental and excess benefits retirement plans but shall not include severance plans) and other employment contracts of the Company and its Subsidiaries in which the Participant participates were the Participant fully vested under such retirement plans and entitled to all benefits payable under such other employment contracts and had the Participant continued in the employ of the Company or a Subsidiary for twenty-four (24) months following


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            the Date of Termination or until the Participant's Normal Retirement
            Date, if earlier. The benefits specified in this subparagraph will include all ancillary benefits, such as early retirement and survivor rights and other benefits available to full-time exempt employees of the Company or Subsidiary employing the Participant, as applicable, at Retirement including, but not limited to, post-retirement health and life insurance benefits. The amount payable to the Participant or the Participant's beneficiaries under this subparagraph shall equal the excess of (1) the retirement benefits that would be paid to the Participant or the Participant's beneficiaries, under all retirement plans and other employment contracts of the Company and its Subsidiaries in which the Participant participates if (A) the Participant were fully vested under such plans and entitled to all benefits payable under such other employment contracts, (B) the twenty-four (24) month period
            (or the period until the Participant's Normal Retirement Date, if less) following the Date of Termination were added to the Participant's credited service under such plans and contracts, (C) the terms of such plans were those most favorable to the Participant which were in effect at any time during the period commencing twelve
            (12) months prior to the Change of Control and ending on the date of Notice of Termination, and (D) the Participant's highest average annual base salary as defined under such retirement plans and other employment contracts and any cash bonus which under the terms of such plan or contract is used to calculate benefits thereunder were calculated as if the Participant had been employed by the Company or a Subsidiary for a twenty-four (24) month period (or the period until the Participant's Normal Retirement Date, if earlier) following the Date of Termination and had the Participant's salary and cash bonus during such period been equal to the Participant's Base Salary and Bonus Amount; over (2) the retirement benefits that are payable to the Participant or the Participant's beneficiaries under all retirement plans and other employment contracts of


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            the Company and its Subsidiary in which the Participant participates
            These Special Retirement Benefits are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be payable solely from the general assets of the Company. These Special Retirement Benefits shall be payable at the times and in the manner provided in the applicable retirement plans and other employment contracts to which they relate, or at the election of the Participant they shall be paid in a lump sum actuarial equivalent utilizing the actuarial assumptions of the defined benefit pension plan applicable to the Participant;

      (vii) continued provision of perquisites, such as tax preparation services, use of any automobile and club memberships provided by the Company or a Subsidiary, in all cases for a period of twelve (12) months following the Date of Termination, provided that any personal expenses incurred by the Participant in connection with such club memberships shall be paid by the Participant. Club dues shall not be considered a personal expense. The Participant may elect to have any or all of such club memberships transferred to the Participant during or upon the expiration of such twelve (12) month period, and the Company or such Subsidiary shall assign and transfer to the Participant without charge the rights to any amounts which would be recoverable upon the termination of all such club memberships which the Participant has elected to be transferred to the Participant, such as a bond or shares; and

      (viii) senior executive level outplacement services, at least comparable to what is being provided to senior executives on the date hereof, for a period of up to two years.

Notwithstanding the foregoing, if the Participant's Date of Termination is within two (2) years of the normal retirement date provided in the Company's or Subsidiary's defined benefit


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retirement plan applicable to the Participant ( the "Normal Retirement Date"),
the sums provided for in subparagraphs 5(a)(i), (ii), and (v) shall be multiplied by a fraction ("Adjustment Fraction"), the numerator of which is equal to the number of full months from the Date of Termination to the Normal Retirement Date, and the denominator of which is equal to 24.

      (b) In the event of termination of employment of a Participant with the Company or a Subsidiary due to the Participant's death, Retirement or Disability, the Participant shall be entitled to a cash bonus for the portion of the fiscal year in which death, Retirement or Disability occurs equal to a pro rata (determined by dividing the number of days elapsed in such fiscal year to such Death, Retirement or Disability by 365 or 366, as applicable) portion of the Bonus Amount, and such death, retirement or disability benefits, as the case may be, as are provided in the Company's or a Subsidiary's plans covering such Participant on such events and the Company or a Subsidiary shall have no further obligation to the Participant under this Plan.

      (c) In the event of termination of employment of a Participant with the Company or a Subsidiary by the Company or a Subsidiary for Cause or by the Participant other than for Good Reason, the Participant shall be entitled (subject to any applicable payroll or other taxes required to be withheld), to receive the Participant's Base Salary through the Date of Termination and the Company or a Subsidiary shall have no further obligation to the Participant under this Plan. This paragraph 5(c) shall not apply to a termination of employment by reason of Death, Retirement or Disability.

      6. DEFINITIONS

      For purposes of the Plan:

      (a) Base Salary shall mean the amount determined by multiplying the Participant's highest semi-monthly or other periodic rate of base pay paid to the Participant during the twelve-month period immediately prior to the giving of the Notice of Termination by the number of pay periods per year. The following items are not part of base pay, as used herein: reimbursed expenses, any amount paid on account of overtime or holiday work, payments on account of insurance premiums or other


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contributions made to other welfare or benefit plans, and any year-end or other bonuses, commissions and gifts.

      (b) Bonus Amount means the highest annual cash incentive bonus earned by the Participant from the Company or a Subsidiary during the last three (3) completed fiscal years of the Company immediately preceding the Participant's Date of Termination (annualized in the event the Participant was not employed by the Company or a Subsidiary for the whole of any such fiscal year).

      (c) Cause shall mean:

            (i) the willful commission by the Participant of an illegal act or other act of willful misconduct that causes or will probably cause substantial economic damage to the Company or a Subsidiary or substantial injury to the business reputation of the Company or a Subsidiary;

            (ii) the commission by the Participant of an act of fraud in the performance of such Participant's duties on behalf of the Company or a Subsidiary;

            (iii) the continuing willful failure of the Participant to perform the duties of such Participant to the Company or a Subsidiary (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participant by the Committee; or

            (iv) the final order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant's employment with the Company or a Subsidiary.

No act, or failure to act, on the Participant's part shall be considered "willful" unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interests of the Company or a Subsidiary.


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      (d) Good Reason shall mean, excluding for this purpose an isolated insubstantial and inadvertent action or failure to act, which is not in bad faith and which is remedied by the Company or applicable Subsidiary promptly after receipt of notice thereof given by the Participant:

            (i) Without the Participant's express written consent, the assignment by the Company or a Subsidiary to the Participant of duties which are inconsistent with the Participant's then title and salary grade or a significant reduction in the Participant's authority and responsibility as a senior executive or the removal of the Participant from, or any failure to reappoint or reelect the Participant to, the title of Executive Vice President or above, except in connection with a termination of the Participant's employment by the Company or a Subsidiary for Cause (including during the pendency of any Dispute), during any period of incapacity due to physical or mental illness, or by reason of the Participant's death, Disability or Retirement;

            (ii) A reduction by the Company or a Subsidiary of the Participant's Base Salary, or the failure to grant increases in the Participant's Base Salary on a basis at least substantially comparable to those granted to other executives of the Company or a Subsidiary of comparable title, salary grade and performance ratings made in good faith;

            (iii) Requiring the Participant to be based anywhere other than an executive office of the Company or a Subsidiary located in New Jersey or Pennsylvania within sixty (60) geographic (not road) miles of 301 Carnegie Center, West Windsor Township, New Jersey, except for required travel on the Company's or a Subsidiary's business to an extent substantially consistent with the Participant's present business travel obligations, without the Participant's express written consent; or in the event of any relocation of the Participant with the Participant's express written consent, the failure by the Company or a Subsidiary to pay (or reimburse the Participant for) all reasonable moving expenses by the Participant relating to a


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                  change of principal residence in connection with such
                  relocation and to indemnify the Participant against any loss realized in the sale of the Participant's principal residence in connection with any such change of residence, all to the effect that the Participant shall incur no loss on an after tax basis;

            (iv) The failure by the Company or a Subsidiary to continue to provide the Participant with substantially the same welfare benefits and perquisites, including participation on a comparable basis in the Company's or a Subsidiary's retirement plans, Incentive Bonus Plan (cash bonus plan), Savings Incentive Plan, Incentive Stock and Option Plans, and other plans in which executives of the Company or a Subsidiary of comparable title and salary grade participate, as are presently provided to the Participant, or with a package of welfare benefits and perquisites, that, though one or more of such benefits or perquisites may vary from those set forth above, is substantially comparable in all material respects to such welfare benefits and perquisites, taken as a whole; provided, however, that a reduction, amendment or elimination of any benefit, perquisite or plan shall not be Good Reason if applicable to all executives of comparable title, salary grade and performance ratings made in good faith;

            (v) The giving by the Company or applicable Subsidiary of a notice that participation by the Participant in the Company's Executive Severance Plan or the Participant's Termination Agreement would not be renewed;

            (vi) The filing by the Company of a petition for bankruptcy or similar insolvency of the Company or the filing by any other party of such a petition which is not dismissed within sixty
                  (60) days; or

            (vii) Any failure by the Company or applicable Subsidiary to comply with any of the provisions of this Plan with respect to the Participant.


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      (e) Disability shall mean the Participant's incapacity to perform
Participant's duties with the Company or Subsidiary on a full-time basis for one hundred eighty (180) consecutive days due to physical or mental illness such that the Participant shall have become qualified to receive benefits under the Company's or a Subsidiary's long-term disability plans applicable to the Participant. Any question as to the existence of Disability upon which Participant and the Company or Subsidiary cannot agree shall be determined by a qualified independent physician selected by the Company or Subsidiary employing the Participant or its insurers and acceptable to the Participant or an adult member of the Participant's immediate family, which acceptance shall not be unreasonably withheld. Participant shall be obligated to submit to such medical examinations as may be necessary to determine whether Disability exists.

      (f) Retirement shall mean that the Participant shall have reached the Participant's Normal Retirement Date or that the Participant shall have taken early retirement (as defined in the Company's or Subsidiary's defined benefit retirement plan applicable to the Participant) and shall no longer be employed by the Company or a Subsidiary.

      7. RELEASE OF CLAIMS BY PARTICIPANT

      The payment of all amounts and provision of all benefits provided for by paragraph 5(a) shall be conditioned on the execution by the Participant and delivery to the Company or applicable Subsidiary of a Release Agreement and the effectiveness of such Release Agreement.

      8. FINANCING

      All amounts due and benefits provided under the Plan shall constitute general obligations of the Company or Subsidiary employing the Participant in accordance with the terms of the Plan. A Participant shall have only an unsecured right to payment thereof out of the general assets of the Company or such Subsidiary. Notwithstanding the foregoing, the Company or such Subsidiary may, by agreement with one or more trustees to be selected by the Company or such Subsidiary, create a trust on such terms as the Company or such Subsidiary shall determine to make payments to Participants in accordance with the terms of the Plan.


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      9. TERMINATION AND AMENDMENT OF THE PLAN

      The Board shall have the power at any time, in its discretion, to amend, in whole or in part, or terminate the Plan, except that no amendment or termination shall impair or abridge the obligations of the Company or a Subsidiary or the rights of the Participants under any Participation Letters previously delivered pursuant to the Plan. Any amendment or termination of the Plan shall be adopted by the Board, by resolution of the Board at a regular meeting of the Board or special meeting called for such purpose or by unanimous written consent.

      10. BENEFIT OF PLAN

      The Plan shall be binding upon and shall inure to the benefit of the Participant, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and the Company, its Subsidiaries and their respective Successors. The term "Successor" shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company or a Subsidiary, as the case may be. If the Participant should die while any amounts would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Participant's devisee, legatee or other designee or, if there be no such designee, to the Participant's estate.

      11. NON-ASSIGNABILITY

      Each Participant's rights under this Plan shall be non- transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.


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      12. EFFECT OF OTHER PLANS

      Except as provided in paragraph 5, (a) nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Company or a Subsidiary and (b) the Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Company or a Subsidiary on behalf of employees or any other contract between the Company or a Subsidiary and the Participant.

      The Participant shall not be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of setoff or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, the Participant's dependents, beneficiaries or estate provided for in the Plan.

      13. TERMINATION OF EMPLOYMENT

      Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company or a Subsidiary, and the rights of the Company or a Subsidiary to terminate the employment of a Participant in any lawful manner shall continue as fully as though this Plan were not in effect.

      14. SEVERABILITY

      In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

      15. LEGAL COSTS

      The Company or a Subsidiary shall pay promptly as incurred the Participant's reasonable attorney's fees and expenses incurred in good faith by the Participant as a result of any dispute (regardless of the outcome thereof) with the Company or a Subsidiary or any other party regarding the validity or enforceability of, or liability under, any provision of this Plan or the act of any party thereunder or any guarantee of performance thereof and pay prejudgment interest on any delayed payment to the Participant calculated at the Summit Bank, New Jersey base rate of interest in effect from time to time from the date that payment should have been made under the Plan; provided, however, that the Participant shall not have been found by the court to have acted in bad faith. Any finding of bad faith must be final with the time to appeal therefrom having expired and no appeal having been perfected.

      16. GOVERNING LAW

      All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New Jersey.

      17. OTHER IMPORTANT INFORMATION

       1.   Plan Sponsor:

            Summit Bancorp.
            301 Carnegie Center
            P.O. Box 2066
            Princeton, New Jersey 08543-2066

            Telephone No.:  609-987-3200
            EIN:  22-1903313
            (Plan I.D. #506)

      2.    Plan Administrator and Agent for Service of Legal Process:

            Compensation Committee

            The Compensation Committee is appointed by the Board of Directors of Summit Bancorp.

            Agent for Service of Legal Process:

            General Counsel
            Summit Bancorp.
            301 Carnegie Center
            P.O. Box 2066
            Princeton, New Jersey 08543-2066

      3.    Type of Plan - Executive Severance Plan

      4.    Type of Administration - Employer administered

      5.    Plan Trustee: Not Applicable

      6.    Plan Year

            The Plan year is January 1-December 31

      7.    ERISA Rights

                  As a Participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

                  Examine, without charge, at the Plan Administrator's office and at other locations, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

                  Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

                  In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries", have a legal duty to do so prudently and in the interest of you and the other Plan Participants and beneficiaries.

                  No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a severance benefit or exercising your rights under ERISA.

                  If your claim for a severance benefit is denied in whole or part you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

                  Under ERISA, there are steps you can take to enforce the above rights:

            For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

            If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

            If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court.

                  The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

                  If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

                                                                       EXHIBIT A

                          RELEASE, COVENANT NOT TO SUE,
                       NON-DISCLOSURE AND NON-SOLICITATION
                                    AGREEMENT

      This RELEASE, COVENANT NOT TO SUE, NON-DISCLOSURE AND NON- SOLICITATION AGREEMENT (the "AGREEMENT") dated as of ______________ among (1) __________________________________ ("Executive"), and (2) Summit Bancorp. and
all parent and subsidiary corporations, partnerships and other entities and affiliates controlled by, controlling or under common control with Summit Bancorp. (together with any predecessor and successor entities hereinafter being collectively referred to as "SUB") sets forth the agreements of the parties hereto with regard to the matters set forth herein:

1. Background. Executive is an Executive of SUB and a party to a Participation Agreement last amended October 15, 1997 pursuant to which Executive participates in SUB's Executive Severance Plan and a Termination Agreement last amended October 15, 1997 (the Plan and these Agreements together being collectively referred to as the "Contracts"). Any capitalized terms used but not defined herein shall have the meaning set forth in the applicable Contract.

      a. A Change of Control [has/has NOT] occurred [on (date)]. If a Change of Control has NOT occurred, Executive is not entitled to any benefits under the Termination Agreement.

      b. Executive's employment with SUB will or has terminated on ______________, which shall be the Date of Termination for purposes of the Contracts, notwithstanding any failure to adhere to the provisions for giving a Notice of Termination and the method of determining the Date of Termination set forth in the Contracts, any such failures being hereby waived by the parties.

      c. This termination shall constitute a termination "[for cause/ disability /retirement /other than for cause /by mutual agreement]" for purposes of any stock options and restricted stock which Executive holds, and the Termination Date shall be the termination date for the purposes of such options. Attached hereto as Appendix A is a list of all outstanding SUB options held by Executive on the date hereof.

2. Payment. Executive shall receive promptly following the EFFECTIVE DATE (as defined in paragraph 7 hereof) $____________________, the gross amount due to Executive under the Contracts, which shall be paid to Executive as $_________________ by check or deposit in Executive's bank account, with the balance withheld in respect of federal, state and local taxes and benefits contributions, which Executive acknowledges represents all amounts currently due Executive under the Contracts. SUB continues to be obligated to provide certain welfare and pension benefits and perquisites, and both parties are obligated to make certain adjustments to the Offset Payments if required, all as more fully set forth in the Contracts.

3. Restrictive Covenants. In consideration of the payments to Executive as specified in paragraph 2 above, Executive agrees as follows:

      a. Non-Solicitation of SUB Customers. For a period of three (3) years from the date hereof, Executive will not solicit or induce any person, corporation, or other entity that is a customer of SUB or that was such at any time within one year prior to the date hereof to become a customer of any other person, firm, corporation, or other entity which directly or indirectly competes with SUB, or approach any such person, firm, corporation, or other entity for such purpose or authorize or knowingly approve the taking of such actions by other persons.

      b. Non-Solicitation of SUB Employees. For a period of five (5) years from the date hereof, Executive will not solicit or induce any person who is an employee of SUB or was such at any time within three months prior to the date hereof to become employed by any other person, firm or corporation or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by other persons.

      c. Non-Disclosure of Proprietary Information. Executive acknowledges that during the course of Executive's employment with SUB Executive received, obtained or became aware of or had access to proprietary information, lists and records of customers and trade secrets which are the property of SUB and which are not known by competitors or generally by the public ("Proprietary Information") and recognizes such Proprietary Information to be valuable and unique assets of SUB. For purposes of this subparagraph: (i) Proprietary Information is deemed to include, without limitation, (A) marketing materials, marketing manuals, policy manuals, procedure manuals, policy and procedure manuals, operating manuals and procedures and product documentation, (B) all information about pricing, products, procedures, practices, business methods, systems, plans, strategies or personnel of SUB, (C) circumstances surrounding the relationships with, knowledge of, or information about the customers, clients, and accounts of SUB, including but not limited to the identity of current active customers or prospects who have been contacted by SUB, the expiration dates and other terms of loans or deposit or other banking relationships, details or special product provisions or special combinations of products, or special prices, and (D) all other information about SUB which has not been disclosed in documents filed with the U.S. Securities and Exchange Commission or otherwise publicly disseminated by SUB, whether or not that information is recorded and notwithstanding the method of recordation, if any; and (ii) Proprietary Information is deemed to exclude all information legally in the public domain. Executive agrees to hold the Proprietary Information in the strictest confidence and agrees not to use or disclose any Proprietary Information, directly or indirectly, at any time for any purpose, without the prior written consent of SUB or to use for Executive's benefit or the benefit of any person, firm, corporation or other entity (other than SUB), any Proprietary Information, and to use Executive's best efforts to prevent such prohibited use or disclosure by any other persons. Executive has returned all Proprietary Information in Executive's possession or control to SUB.

      d. Cooperation, No Detrimental Actions. Executive will cooperate with SUB in enforcing its claims against customers and former customers of SUB, including appearing as a witness for SUB in court or administrative proceedings, subject to reasonable reimbursement for Executive's time and expenses. Executive will not take actions or make disparaging statements which are detrimental to SUB or the RELEASEES, as defined in paragraph 5 below.

      e. Remedies. Executive hereby acknowledges that Executive's duties and responsibilities under this paragraph 3 are unique and extraordinary and that irreparable injury may result to SUB in the event of a breach of the terms and conditions of this paragraph 3, which may be difficult to ascertain, and that the award of damages would not be adequate relief to SUB and the RELEASEES. Executive therefore agrees that in the event of Executive's breach of any of the terms or conditions of this paragraph 3, SUB shall have the right, without posting any bond or other security, to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which SUB may be entitled against Executive. The covenants of Executive in paragraphs 3a, 3b, 3c and 3d of this Agreement shall each be construed as an agreement independent of any other provision in this AGREEMENT, and the existence of any claim or cause of action of Executive against SUB, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by SUB of paragraphs 3a, 3b, 3c and 3d.

      f. Enforcement. If at the time of the enforcement of subparagraphs 3a, 3b, 3c, 3d or 3e above a court shall hold that the period or scope of the provisions thereof are unreasonable under the circumstances then existing, the parties hereby agree that the maximum period or scope under the circumstances shall be substituted for the period or scope stated in those subparagraphs.

4. Short-Swing Securities Profits. Executive acknowledges that Executive will remain subject to the short-swing liability provisions of Section 16 of the federal Securities Exchange Act of 1934 for six months following termination of employment.

5. Release. In consideration of the payments to Executive as specified in paragraph 2 above, Executive grants SUB a RELEASE of only all claims, both known and unknown, that Executive may have that relate to the termination of Executive's employment (hereafter a "WRONGFUL TERMINATION CLAIM"). Executive and SUB agree that a WRONGFUL TERMINATION CLAIM, specifically and without limitation, does not include claims:

      a. for indemnification as a corporate agent of SUB against claims by third parties;

      b. under employee benefit plans, including supplemental employee retirement plans, maintained by SUB or any of the predecessor organizations thereof, including but not limited to rights under any workers compensation program, Section 502(a) of the Employee Retirement Income Security Act, as amended, 29 U.S.C. ss.1001 et seq., and under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

      c. arising out of enforcement of the Contracts or this Agreement by Executive; or

      d. constituting cross-claims against SUB as a result of claims brought by unaffiliated third parties against Executive based on Executive's service as an executive of SUB.

      The statutes which could form the basis for a WRONGFUL TERMINATION CLAIM include, but are not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.1971 et seq.; the Age Discrimination in Employment Act of 1967, as amended,

      29 U.S.C. ss.621 et seq.; Section 510 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. ss.1001 et seq.; the Americans With Disabilities Act, as amended, 42 U.S.C. ss.12101 et seq.; the Older Workers Benefit Protection Act, as amended, 29 U.S.C. ss.621 et seq.; the Civil Rights Act of 1866, as amended, 42 U.S.C. ss.1981 et seq.; the New Jersey Law Against Discrimination, as amended, N.J.S.A. 10:5- 1 et seq.; the New Jersey Conscientious Employee Protection Act, as amended, N.J.S.A. 34:19-1 et seq.; the New York Human Rights Law, Executive Law ss.290 et seq.; the Pennsylvania Human Relations Act, as amended, 43 P.S. ss.951 et seq.; and the Pennsylvania Whistleblower Law, as amended, 43 P.S. ss.1421 et seq. The common law (non-statutory) theories under which a WRONGFUL TERMINATION CLAIM could be made include, but are not limited to, breach of an express employment contract, breach of a contract implied from a personnel handbook or manual, or commission of a civil wrong (known as a "tort") resulting in Executive's termination, or for alleged violation of the public policy of the United States or any state. Granting a RELEASE of any WRONGFUL TERMINATION CLAIM pursuant to this AGREEMENT means that on behalf of Executive and all who succeed to Executive's rights and responsibilities, Executive releases and gives up only any and all WRONGFUL TERMINATION CLAIMS that Executive may have against SUB, and any of its subsidiaries, affiliates or divisions, and all of their directors, officers, representatives, shareholders, agents, employees, and all who succeed to their rights and responsibilities (collectively referred to as "RELEASEES"). With respect to any charges filed concerning events or actions relating to a WRONGFUL TERMINATION CLAIM that occurred on or before the date of this AGREEMENT or Executive's Termination Date (whichever is later), Executive waives and releases any right that Executive may have to recover in any lawsuit or proceeding brought by Executive or by an administrative agency on Executive's behalf against the RELEASEES.

6. Covenant Not to Sue. Executive covenants not to sue the RELEASEES over any WRONGFUL TERMINATION CLAIM. Such a covenant not to sue the RELEASEES means that Executive represents that Executive has not through the date of execution of this Agreement filed a WRONGFUL TERMINATION CLAIM, charge or lawsuit with any court or government agency against the RELEASEES, and that Executive will not file such a lawsuit subsequent to execution of this Agreement. Executive also waives any right to become, and promises not to become, a member of any class in a case in which WRONGFUL TERMINATION CLAIMS are asserted against any of the RELEASEES.

7. Review Period. Executive acknowledges that Executive has up to 21 days to review this AGREEMENT and was advised to review it with an attorney of Executive's choice. Executive also acknowledges that Executive was further advised that Executive has seven days after Executive signs this AGREEMENT to revoke it by notifying SUB in writing of such revocation as set forth under Notices below. This AGREEMENT shall become effective on the tenth (10th) day following its execution by Executive (the "EFFECTIVE DATE"), unless revoked in accordance with the preceding sentence.

8. Revocation of Authority. Executive agrees and acknowledges that as of the Termination Date Executive shall no longer be empowered to bind SUB in any agreement, whether verbal or written, and that Executive shall have no authority to execute any documents, deeds, leases, or other contracts on behalf of SUB. To the extent not effected by termination of Executive under the Contracts, Executive resigns from all offices and positions with SUB.

9. Successors and Assigns. All rights and duties of SUB under this Agreement shall be binding on and inure to the benefit of SUB, its successors and assigns. All rights of Executive hereunder shall be binding upon and inure to the benefit of Executive's personal or legal representatives.

10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, postage prepaid or by reputable national overnight delivery service, to the addresses shown below, unless changed by notices given as herein provided, except that notice of change of address only shall be effective upon actual receipt:

            If to SUB, to:
                              Summit Bancorp.
                              301 Carnegie Center
                              P.O. Box 2066
                              Princeton, New Jersey 08543-2066
                              Attention: Executive Vice President of Human
                              Resources

            With a copy to:
                              Summit Bancorp.
                              301 Carnegie Center
                              P.O. Box 2066
                              Princeton, New Jersey 08543-2066
                              Attention: General Counsel

            If to the Executive, to:

                              ________________________________

11. Covenant Not to Challenge Enforceability. Both Executive and SUB understand that this AGREEMENT is final and binding when executed by both parties, subject to paragraph 7 above, and both agree not to thereafter challenge its enforceability.

12. Applicable Law. This AGREEMENT shall be deemed to have been made within the State of New Jersey, and it shall be interpreted, construed, and enforced in accordance with the law of the State of New Jersey, and before the Courts of the State of New Jersey.

13. Amendments, Modifications, Waivers. This AGREEMENT cannot be amended or modified except by a written document signed by both SUB and Executive and no provision can be waived except by a written document signed by the waiving party.

14.   By signing this AGREEMENT, Executive acknowledges:

      a.    EXECUTIVE HAS READ THIS AGREEMENT COMPLETELY.

      b.    EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS
            AGREEMENT.

      c. EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF EXECUTIVE'S CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

      d. EXECUTIVE KNOWS THAT EXECUTIVE MAY BE GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

      e. EXECUTIVE UNDERSTANDS AND MEANS EVERYTHING THAT EXECUTIVE HAS SAID IN THIS AGREEMENT, AND EXECUTIVE AGREES TO ALL ITS TERMS.

      f. EXECUTIVE IS NOT RELYING ON SUB OR ANY REPRESENTATIVE OF SUB TO EXPLAIN THIS AGREEMENT AND RELEASE TO EXECUTIVE. EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY OR OTHER ADVISOR TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO EXECUTIVE BEFORE EXECUTIVE SIGNED IT, AND EXECUTIVE HAS AVAILED HIMSELF OR HERSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT EXECUTIVE DESIRED.

      g. EXECUTIVE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF EXECUTIVE'S OWN FREE WILL, WITHOUT ANY PRESSURE FROM SUB OR ANY REPRESENTATIVE OF SUB, OR ANYONE ELSE.

            IN WITNESS WHEREOF, and intending to be legally bound hereby, this Agreement has been executed as of the day and year first above written.

ATTEST:                                   SUMMIT BANCORP.


                                    By:
----------------------------------        ------------------------------------

Secretary                                 Executive Vice President


                                          ------------------------------------

                                          EXECUTIVE

                                          ------------------------------------
                                          (Social Security Number)

STATE OF NEW JERSEY:

COUNTY OF _______________________:

      I certify that on this _______ day of ____________, _______ personally came before me __________________________ (Executive), who, being duly sworn, acknowledged under oath to my satisfaction that such person is named in and personally executed the foregoing Release, Covenant not to Sue, Non-Disclosure and Non-Solicitation Agreement as such person's voluntary act and deed, for the purposes set forth therein.

      IN WITNESS WHEREOF, I have set my hand this ____ day of _____________,
______.

By:___________________________________

Notary Public of the State of New Jersey

My Commission expires __________________